Exhibit 99.1

Net1 UEPS Technologies, Inc Announces Successful Deployment of its UEPS Retail Application into Merchant Stores throughout Various South African Provinces

March 3rd, 2005 – Net 1 U.E.P.S. Technologies Inc. (OTCBB:NUEP), is pleased to announce the successful deployment of its UEPS (Universal Electronic Payment System) retail application into merchant stores throughout the South African provinces of Northern Cape, Eastern Cape, KwaZulu Natal and Limpopo. The system allows all our cardholders to load their social security grants or salaries onto their smart cards at any participating merchant. Once their smart cards have been loaded, cardholders have the flexibility to either purchase goods and/or make cash withdrawals offline.

The support from merchants in South Africa has been overwhelming and contracts have been signed with merchants in rural, semi-urban and urban areas, including large chain stores. Benefits to merchants include:

  increased turnover from a growing smart card client base,
  reduced cash holdings,
  reduced banking charges,
  reduced communication costs,
  reduced reconciliation problems, and
  minimization of the risks associated with fraud and theft.

Merchants can also generate new income streams for themselves by selling our comprehensive range of financial products.

The initial launch of the UEPS retail application commenced during March 2004 in selected areas of the Northern Cape and KwaZulu Natal provinces to pilot the concept and gauge acceptance levels. This was followed by an aggressive marketing campaign and rollout which commenced in September 2004. At the end of February 2005, a total number of 2,053 point of sale terminals have been installed in merchant stores. The total value spent in these stores since inception amounts to approximately US$41million (ZAR 241.1 million).

Net1 generates transaction, rental and processing fees from all merchants and transaction fees from card holders who do not receive social security grants.

“We are extremely pleased with the take up and support from the merchant stores, as well as the difference the system is making to the lives of our customers.” says Brenda Stewart, Net1’s Senior Vice President for Marketing & Sales “ Net1 is very passionate about offering security, convenience, affordability and accessibility to all”.

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including, but not limited to, our most recent report on Form 8-K. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: Toll Free:	(604) 484-8750 1-866-412-NET1 (6381)